Exhibit 10.2

InterDigital
Short-Term Incentive Plan

Purpose
This Short-Term Incentive Plan (this “Plan”) is designed to provide an effective means to motivate and compensate eligible employees, on an annual basis, through cash and/or stock award bonuses based on the achievement of business and individual performance objectives during each calendar year (“Plan Year”). The Plan is intended to be the Company's primary vehicle for the granting of annual bonuses. However, the Company may, in certain limited circumstances, grant bonuses outside of this Plan, in the sole discretion of the Company.
The compensation contemplated under this Plan is considered “pay for performance,” in that any payout under the Plan is subject to the achievement of specific performance goals by the Company and by each individual during the Plan Year. The Company believes that such compensation can be a highly effective form of compensation that can enhance the employer-employee “stakeholder” relationship. In addition, the Company hopes that by providing short-term incentive compensation, the Company will motivate and increase the retention rate among its employees, which, in turn, will enhance the Company's long-term value.
Who Is Eligible?
All regular full-time or part-time employees1 will be eligible to receive a bonus payout under the Plan, unless an employee: (i) is not working actively at the time of the payout of the bonus or at least as of March 15th of the year following the end of the Plan Year (unless such person was involuntarily terminated other than for intentional wrongdoing after the end of the Plan Year, but before the bonus was paid), (ii) was working actively for the Company for less than ninety (90) days during the Plan Year, (iii) is determined not to have performed minimally at a “Meets Job Requirements” level during the Plan Year, or (iv) was involuntarily terminated for unsatisfactory performance or misconduct, such determination to be made in the C.E.O.'s sole discretion (or the Compensation Committee in the case of Section 16 Officers) based upon documented or other objective substantiation.
The Compensation Committee may grant exceptions to the above eligibility criteria in its sole discretion. The Chief Administrative Officer may grant exceptions to the above eligibility criteria for non-executive employees who have worked through the end of the third quarter of a Plan Year, provided, however, that any bonus so awarded may not exceed $25,000. In addition, employees who meet the eligibility requirements set out above but were not regular full-time or part-time employees for the full Plan Year will be paid any bonus on a pro rata basis.2 The pro rata amount will be calculated based on the employee's income, i.e., base salary / regular pay and other eligible earned income, if applicable, paid during the Plan Year.
How Does the Plan Work?
Each employee is assigned a Plan target based on their level in the organization. The target bonus is a percentage of the employee's annual base salary in effect as of the end of the Plan Year. Based on the Company's or Department's level of achievement of certain annual corporate/departmental objectives and the employee's individual contributions toward the Company's/Department's goal achievement, the employee will receive the appropriate payout under the Plan. Corporate annual goals and performance results will be approved and measured by the Compensation Committee for the C.E.O., Senior Executive Vice Presidents and Executive Vice Presidents. Departmental annual goals and performance results will be approved by each Department Head and the C.E.O. for all other employees. The corporate and departmental goals will be communicated to employees, normally in the first quarter of each Plan Year. The corporate and departmental performance goals are designed to be reasonable “stretch” goals.
Individual annual goals and performance results will be approved and measured by the Compensation Committee for the C.E.O., by the C.E.O. for Senior Executive Vice Presidents and Executive Vice Presidents and by each respective Department Head for all other employees. The individual performance goals are designed to be reasonable “stretch” goals.
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1 “Regular full-time” and “regular part-time” employees are defined in the Company's employee handbook and specifically exclude “seasonal/casual employees” (which are also defined in the Company's employee handbook).
2 Employees who do not work a full Plan Year because they were out of work on an approved leave of absence for part of the plan year will be paid any bonus on a pro rata basis by calculating the bonus based on the actual amount of eligible base income earned during the Plan Year. If the Employee is paid for part of the leave through PTO or other eligible accrued form of income (not including STD or worker's compensation payments), this income will be included in the base salary calculation.

The Plan target for each employee position band, and the associated weighting factors, are as follows:

Band (In the event a Participant changes bands during the Plan Year, the Annual Target Bonus will be calculated based on the Participant's actual band at year-end)	Annual Target Bonus (% of base salary)	Percentage of Bonus Related to Business Performance (either Corporate or Departmental)	Percentage of Annual Target Bonus Related to Individual Performance
C.E.O.	80%	75%	25%
Senior Executive Vice President or Executive Vice President (or functional equivalent)	45 - 55%*	75%	25%
Vice President (or functional equivalent)	40%	75%	25%
Senior Director (or functional equivalent)	30%	75%	25%
Director (or functional equivalent)	25%	75%	25%
Senior Manager (or functional equivalent)	20%	75%	25%
Manager (or functional equivalent)	15%	75%	25%
Non-Manager	9%/11%/13% (based on position band)	75%	25%
*Senior Executive Vice Presidents and Executive Vice Presidents are generally eligible for an Annual Target Bonus of 45% of base salary. However, the C.E.O. (or the Compensation Committee in the case of Section 16 Officers) may, in his sole discretion, designate a Senior Executive Vice President or an Executive Vice President to be eligible for an Annual Target Bonus of 45% to 55% of base salary based on their role within the Company and their ability to effect the success of the Company and the achievement of its annual goals.
In each Plan Year, the portion of the Plan target related to business performance may be allocated among a number of corporate/departmental goals.
How Do Actual Business and Individual Performance Affect the Bonus to Be Paid?
As described above, the bonus payout consists of two components: the portion attributable to corporate/departmental performance and the portion attributable to individual performance. If the Company's or a Department's actual goal results and/or the employee's individual performance for the year exceed or fall short of the established targets, then the bonus payout will be adjusted up or down relative to the level of overachievement or underachievement. The impact of actual results as compared to corporate/departmental and individual goals on any bonus to be paid is described below.
Corporate Goals. The calculation of the portion of the bonus payout associated with the business performance will be based upon either the Company's actual business results measured against the goals set by the Compensation Committee (for the C.E.O., C.F.O, President of the Company's patent holding subsidiaries and other Sr. Officers) or the Department's actual business results measured against the goals set by the Department (for all other bands). If the Company or Department achieves a specified goal, then 100% of the portion of the bonus related to that business goal will be awarded. If actual results deviate from established business goals, then the bonus payout amounts will be determined as follows.
Results above the goal: If the Company/Department performance exceeds an established business goal by a certain percentage, then the payout of that portion of the annual target bonus associated with that business goal will be increased by the same percentage point(s) representing the overachievement (see below):

Results	Percentage Payout
101%	101%
ò	ò
200%	200%

Results below the goal: If the Company/Department performance falls short of an established goal by a certain percentage, then the payout of that portion of the annual target bonus associated with that business goal will be decreased by the same percentage point(s) representing the shortfall, with no bonus being payable for a particular goal if the result is less than 80% of the target (see below):

Results	Percentage Payout
100%	100%
ò	ò (
80%	80%
≤ 79%	—%
The Compensation Committee, in its sole discretion, may determine that a business goal has been substantially met or has been met to a degree warranting a higher payout than would otherwise be calculable under this Plan. For example, the Compensation Committee may determine that one-time charges should be disregarded in determining the payout under an earnings performance goal. Similarly, the C.E.O. in conjunction with the Department Head can determine that a departmental goal has been substantially met to a degree warranting a higher payout than would otherwise be calculable under this Plan.
Individual Performance. As described above, the evaluation of individual performance portion of the bonus payout is the responsibility of the Department Head (with input from the employee's direct supervisor, as appropriate) based on the employee's performance during the Plan Year and their relative level of contributions to the Departmental goals.

When Will the Bonus Be Paid?
Bonuses will normally be paid under the Plan on or before March 15 of the year following each Plan Year.
An Example of How the Bonus Is Calculated
Assume an entry-level management employee is earning a base salary of $50,000 and is employed for the full Plan Year. The employee has an annual target bonus of 15% of base salary ($7,500). The Department established two goals of equal weight for the Plan Year. The actual results for the first goal were 4% below the target; the actual results for the second goal were 2% above the target. The Department Head determines the employee's individual performance to be 95%. The employee's bonus would be calculated as follows:

Performance Factor	A Percentage of Bonus Relating to Performance Factor	B Result as a Percentage of Goal	C Percentage Payout	A x C Weighted Result
Goal One	40%	96%	96% (1 to 1 ratio)	38.40% (96% x 40%)
Goal Two	35%	102%	102% (1 to 1 ratio)	35.70% (102% x 35%)
Individual Performance	25%	95%	95%	23.75% (25% x 95%)
Total	100%	N/A	N/A	97.85%
Bonus Calculation	Base Salary x Weighted Result x Annual Target Bonus = Bonus to be paid $50,000 x 97.85% x 15% = $7,338.75

Who May Receive Bonus Payments in Common Stock?
For the C.E.O., Senior Executive Vice President and Executive Vice President and Vice President bands or functional equivalent positions, the Compensation Committee may, in its discretion, pay up to 100% of the bonus in common or restricted stock pursuant to the 2009 Stock Incentive Plan, as amended. If common or restricted stock is to be paid in lieu of cash, the number of shares to be granted will be calculated as follows:

Number of Shares =	Up to 100% of Bonus
Closing Common Stock Price on the Date Prior to the Grant as Reported in the Wall Street Journal
The stock will be registered. The Company will not impose any other material restrictions (other than those set out in the 2009 Stock Incentive Plan or required by law) or forfeiture provisions, including no forfeiture provisions applicable to termination of employment.
Miscellaneous
The establishment of this Plan, any provisions of this Plan, and/or any action of the Compensation Committee or any Company officer with respect to this Plan, does not confer upon any employee the right to continued employment with the Company. The Company reserves the right to dismiss any employee at will (at any time, with or without prior notice, with or without cause), or otherwise deal with an employee to the same extent as though the Plan had not been adopted.
The Company may, at its discretion, provide for any federal, state or local income tax withholding requirements and Social Security or other tax requirements applicable to the accrual of payment of benefits under the Plan, and all such determinations shall be final and conclusive.
Payment of bonuses awarded under this Plan shall be made no later than March 15 of the year following the Plan Year in which the services relating to such bonus award were rendered. The resolution of any questions with respect to payments and entitlements pursuant to the provisions of this Plan shall be determined by the Compensation Committee, in its sole discretion, and all such determinations shall be final and conclusive.

This Plan may be terminated or revoked by the Compensation Committee, at its sole discretion, at any time and amended by the Compensation Committee, at its sole discretion, from time to time without the approval of any employee, provided that such action does not reduce the amount of any Bonus payment below an amount equal to the amount that would have been payable to the eligible employee with respect to the Plan Year in which the termination, revocation or amendment of the Plan occurs under the terms of the Plan as in effect immediately prior to such termination, revocation or amendment, applied on a pro rata basis.

May 2012